Exhibit 99.1

AspenBio Pharma Appoints Dr. Mark Ratain to Board of Directors

CASTLE ROCK, CO., March 31, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, has appointed Dr. Mark J. Ratain as a new independent member of its board of directors. His appointment brings the total number of company directors to six, with four serving independently.

Dr. Ratain is an accomplished and highly regarded hematologist/oncologist and clinical pharmacologist. Since 1983, he has been affiliated with the Department of Medicine at the University of Chicago, where he is currently the Leon O. Jacobson Professor of Medicine and chairman of the Committee on Clinical Pharmacology and Pharmacogenomics. He is also the associate director for clinical sciences at the University of Chicago’s Cancer Research Center. He serves on committees at Georgetown University and St. Jude Children’s Research Hospital, and is a member of multiple professional societies.

Dr. Ratain has authored and co-authored more than 300 articles and book chapters, and participates in research review for the National Institutes of Health. He is a past advisor to the Food and Drug Administration, and was elected in 2007 to the American Association of Physicians.

He has been involved in the development of several anticancer agents, and was the lead inventor on the FDA-approved UGT1A1 diagnostic to predict irinotecan therapy, commercialized as a 510(k) device in 2005. He recently received the Emil J. Freireich Award in Clinical Research from MD Anderson Cancer Center in Houston.

Dr. Ratain is also a director of DATATRAK International, Inc., a technology and services company focused on providing a platform of software applications to the global clinical trials industry. He received his A.B. Degree in Biochemical Sciences from Harvard University and his M.D. from the Yale University School of Medicine.

“We are honored and fortunate to have Dr. Ratain join our board,” said Greg Pusey, AspenBio Pharma’s chairman. “His award-winning expertise and achievements in the world of medicine substantially enhances our board leadership. Dr. Ratain joins us at an exciting period in the development of AspenBio’s appendicitis test and single-chain animal products. We look forward to benefiting from his extensive experience as we work to bring these products to market.”

About AspenBio Pharma
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, go to www.aspenbiopharma.com.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860

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